Exhibit 99.1
WESTERN RESOURCES ANNOUNCES
THIRD-QUARTER RESULTS

ANNOUNCES PLANS TO PURCHASE
PROTECTION ONE DEBT

     TOPEKA, Kansas, November 13, 1999 (8 a.m. CST) -- Western Resources (NYSE:WR) today announced third-quarter operating earnings, excluding one-time and non-operating charges, of $1.02 in 1999 versus $1.03 in the third quarter of 1998. Earnings for the quarter were $0.72 per share for 1999 versus $1.08 per share for third quarter 1998. Business line results follow:

Electric Operations

     Electric operations contributed operating income of $1.28 per share in the 1999 third quarter versus $1.08 per share a year earlier.

Natural Gas Holdings

     The natural gas business, represented by Western Resources' 45% ownership in ONEOK (NYSE:OKE), contributed $0.12 in earnings in the 1999 third quarter compared with $0.10 per share of earnings in the 1998 third quarter.




























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Monitored Services

     Monitored services operations, represented by the company's 85 percent ownership of Protection One (NYSE:POI), resulted in a $0.27 per share loss from operations in Western Resources' third-quarter 1999 earnings.
     The monitored services results for the third quarter were impacted by a change in the accounting principle used to amortize customer accounts, a gain recorded on the sale of the Mobile Services Division and other non-recurring or non-operating items. The net impact of these items reduced third-quarter earnings per share by an additional approximate $0.26.
     Protection One has received an extension of the covenant waiver on its revolving credit facility to December 3. Protection One continues to work closely with the banks on additional waivers or amendments to its revolving credit agreement.

Other

     Other operations, net of unallocated debt, resulted in an $0.11 per share loss for the company in the third quarter compared to an $0.11 per share loss in the same category in the third quarter 1998.
     In addition to operating earnings, Western Resources incurred a $0.02 per share loss from corporate-owned life insurance in the third quarter 1999 compared to a $0.01 gain in third-quarter 1998. Western Resources also recognized $0.02 per share non-operating loss primarily related to its other investments, which was consistent with 1998 third-quarter results.


























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Purchase of Protection One Debt

     Western Resources also today announced that it may from time-to-time repurchase Protection One non-convertible debt. Western Resources indicated that it may spend up to $50 million for this purpose.
     The timing and terms of purchases, and the amount of debt actually purchased, will be determined by the company based on market conditions and other factors. Purchases are expected to be made in the open market or through negotiated transactions.
     "We believe Protection One's debt is undervalued in the marketplace and provides us an opportunity to purchase the debt at an attractive price," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.
     This announcement is not a request nor an offer for tender of Protection One debt to Western Resources or Protection One. Currently Protection One has approximately $708 million principal amount of non-convertible debt outstanding.
     In a separate announcement today, Protection One announced third-quarter 1999 results, changes in its accounting methodology for customer accounts and a restatement of its purchase price allocation for its Multifamily acquisitions.
     See Protection One's and Western Resources' Forms 10-K/A and 10-K, Forms 10-Q and current reports on Form 8-K for further information on the companies.

           Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.6 million security customers in North America and Europe. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, closing of the KCPL transaction, successful integration of Western Resources' and KCPL's businesses and achievement of anticipated cost savings, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, compliance with debt covenants, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10K/A, quarterly reports on Forms 10-Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance.

/CONTACT: Media: Michel' Philipp, news@wr.com, 785.575.1927, or fax:
785.575.6399, or Investors: Jim Martin, jim_martin@wr.com, 785.575.6549, or fax: 785.575.8160, both of Western Resources/

/Web site:http://www.wr.com

Attachment 1

                                     THIRD QUARTER REPORT

                                     WESTERN RESOURCES, INC.



                                Quarter Ended September 30       Nine Months Ended September 30
                                  1999             1998               1999             1998
1.  Sales                   $  648,998,000   $  701,402,000       $1,585,723,000   $1,547,046,000

2.  Net Income              $   49,010,000   $   71,421,000       $   88,247,000   $  132,242,000

3.  Earnings Available
     for Common Stock       $   48,728,000   $   71,139,000       $   87,400,000   $  128,933,000

4.  Average Common Shares
     Outstanding                67,554,000       65,707,000           66,766,000       65,554,000

5.  Basic Earnings per
     Average Share
     Outstanding                     $0.72            $1.08                $1.31            $1.97

6.  EBITDA                  $  273,839,000   $  243,896,000       $  640,306,000   $  562,448,000

7.  Net Utility Plant
     (after depreciation)   $3,668,673,000   $3,728,159,000

Attachment 2

                                   THIRD QUARTER PER SHARE RESULTS

                                        WESTERN RESOURCES, INC.


                                       Earnings(1)       Adj. Earnings(2)      Cash Flow(3)
Quarter Ended September 30,           1999     1998       1999      1998       1999     1998
Utility(4)                           $1.28    $1.08      $1.36     $1.16      $1.90    $1.69
ONEOK                                 0.12     0.10       0.12      0.10       0.12     0.10
Protection One                       (0.27)   (0.04)     (0.18)     0.04       0.91     0.44
Other (Net of Interest on
  Unallocated Debt)                  (0.11)   (0.11)     (0.11)    (0.11)     (0.10)   (0.11)
Earnings Before Non-Operating
  COLI and Non-Recurring Events      $1.02    $1.03      $1.19     $1.19      $2.83    $2.12
Western Resources -
  Non-Operating COLI                 (0.02)    0.01      (0.02)     0.01      (0.02)    0.01
  Non-Recurring Events -             (0.02)   (0.02)     (0.02)    (0.02)     (0.02)   (0.02)
Protection One -
  Increased Amortization Expense     (0.32)    0.00      (0.32)     0.00       0.17     0.00
  Non-Recurring Events                0.06     0.06       0.06      0.06       0.09     0.06
     Total Earnings per Share        $0.72    $1.08      $0.89     $1.24      $3.05    $2.17

(1) Line of business reporting does not reflect intercompany eliminations.
(2) Earnings + goodwill amortization.
(3) Earnings + depreciation and amortization.
(4) Interest expense is allocated on $1.9 billion of debt.